Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NEOTHETICS, INC.

Neothetics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 1, 2007 under the name Lipothera, Inc.

2. Article I of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is Evofem Biosciences, Inc. (hereinafter, the “Corporation”).”

3. The following paragraph is hereby inserted after the first paragraph in Article IV of the Amended and Restated Certificate of Incorporation:

“Upon the close of trading on the NASDAQ Capital Market on January 17, 2018 (the “Effective Time”), each six (6) shares of the Common Stock, par value $0.0001 per share, of the Corporation issued and outstanding or held in treasury at the Effective Time shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation, without any action by the holders thereof. In lieu of any fractional shares to which a holder of shares of Common Stock of the Corporation would be otherwise entitled, the Corporation shall pay in cash, without interest, an amount equal to such fractional interest (after taking into account and aggregating all shares of Common Stock then held by such holder) multiplied by the closing price of the Common Stock as last reported on the NASDAQ Capital Market on the day of the Effective Time (determined on a post-split basis).”

4. The following new paragraph is hereby inserted as Article XV:

“The Corporation shall not be governed by or subject to the provisions of Section 203 of the Delaware General Corporation Law.”

5. This Certificate of Amendment has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

(Signature page follows)

IN WITNESS WHEREOF, Neothetics, Inc. has caused this Certificate of Amendment to be signed by Susan Knudson, a duly authorized officer of the Corporation, on January 17, 2018.

/s/ Susan Knudson
Susan Knudson
Chief Financial Officer

[Signature page to Certificate of Amendment]